Exhibit 10.31

                      As of August 1, 2004

Robert M. Bakish
74 High Ridge Avenue
Ridgefield, Connecticut 06877

Dear Mr. Bakish:

        Viacom Inc. ("Viacom" or the "Company"), 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

        1.     Term. The term of your employment under this Agreement shall commence on August 1, 2004 (the "Start Date") and, unless terminated by Viacom or you pursuant to paragraph 8(a), (b) or (c) shall continue through and until July 31, 2007. The period from August 1, 2004 through July 31, 2007 is referred to as the "Term" notwithstanding any earlier termination of your employment for any reason.

        2.     Duties. You agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries during your employment with Viacom. You will be Executive Vice President, Operations, of the Office of the Co-President and Co-Chief Operating Officer of Viacom who has responsibility for MTV Networks, Paramount Motion Picture Group, Paramount Parks, Showtime, BET and Simon & Schuster (hereinafter referred to as the Co-President and Co-COO), and you will have direct operating responsibility for the Company's theatrical exhibition business (Famous Players), and its music publishing unit, Famous Music, and you will assist in the management of the other business units reporting to the Co-President and Co-COO, by, among other things, helping to set development objectives, analyze performance against established budgets and identify key operational, financial and strategic issues for discussion with management. You will also perform such other duties as may be assigned to you by the Co-President and Co-COO, as is appropriate.

Robert M. Bakish
August 1, 2004

        3.     Compensation.

        (a)   Salary. For all the services rendered by you in any capacity under this Agreement, Viacom agrees to pay you Nine Hundred Thousand Dollars ($900,000) a year in base salary ("Salary"), less applicable deductions and withholding taxes, in accordance with Viacom's payroll practices as they may exist from time to time. Your Salary will be reviewed on each anniversary of the Start Date during the Term and, assuming satisfactory performance, will, at that time, be increased by an amount determined by Viacom in its sole discretion.

        (b)   Bonus Compensation. You also shall be eligible to receive annual bonus compensation ("Bonus") during your employment with Viacom under this Agreement, determined and payable as follows:

  (i)
  Your Bonus for each calendar year during your employment with Viacom under this Agreement will be determined in accordance with the Viacom Short-Term Incentive Plan, as the same may be amended from time to time (the "STIP"). Your Bonus for the 2004 calendar year will be based on the performance of MTV Networks. Your Bonus for the 2005 calendar year and each subsequent calendar year during the Term will be based on the performance of the Viacom business units for which you have operating responsibility as well as the other Viacom business units managed by the Co-President and Co-COO.

  (ii)
  Your target bonus ("Target Bonus") for each of those calendar years shall be 100% of your Salary as in effect on November 1st of such year or the last day of the Term, if earlier. Your Bonus for any of those calendar years may be prorated for the portion of such calendar year that you were employed by Viacom.

  (iii)
  Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.

        (c)   Annual Long Term Compensation. In addition to your Salary and Bonus, for each calendar year during the Term, beginning with the 2005 calendar year, you shall receive annual grants of long-term compensation under the Viacom 2004 Long-Term Management Incentive Plan (the "2004 LTMIP") or a successor plan (together with Viacom's 1994, 1997 and 2000 Long-Term Management Incentive Plans, collectively, the "LTMIP"), with a value of Three Million Dollars

Robert M. Bakish
August 1, 2004

($3,000,000), as determined by the Compensation Committee of the Viacom Board of Directors, through a combination of restricted share units ("Restricted Units") and stock options, as described below. At least 30% of the value of each annual long-term compensation award will be derived from the grant of Restricted Units. The balance of the value of each annual long-term compensation award will be derived from the grant of stock options.

  (i)
  Restricted Units. The Viacom Compensation Committee will award you a grant of Restricted Units for the 2005 calendar year and each subsequent calendar year during the Term; such awards will be made at the meeting of the Compensation Committee at which long-term compensation awards are generally made to the senior executives of the Company for such year, which is expected to occur at the Compensation Committee meeting that is held at the end of January. Each Restricted Unit will correspond to one (1) share of Viacom Class B Common Stock. The number of Restricted Units to be awarded will be determined by dividing the portion of the annual long-term compensation award to be derived from Restricted Units by the closing price of a share of Class B Common Stock on the date of grant on the New York Stock Exchange (the "NYSE") (or, if different, the principal stock exchange on which the Class B Common Stock is then traded). To illustrate, assuming that $900,000 of value is being awarded in Restricted Units and the closing price of a share of Class B Common Stock on the date of grant is $34 per share, you will be awarded Restricted Units for 26,470 shares of Class B Common Stock. Each award of Restricted Units will vest in four (4) equal annual installments on the first, second, third and fourth anniversaries of the date of grant assuming you are employed on the vesting date. Prior to the end of each calendar year during the Term, you will have an option to defer receipt of payment of the Restricted Units that will be awarded during the following year; you can defer payment of such Restricted Units as follows: (A) for up to ten (10) years after the Restricted Units vest for in-service distributions, and (B) for up to three (3) years after the termination of your Viacom employment for post-termination distributions. If a timely election to defer is not made for any award of Restricted Units, payment of such Restricted Units will be made shortly after the Restricted Units vest. Notwithstanding any of the foregoing, payment of each award of Restricted Units will be deferred to the date determined in accordance with paragraph 19 if such

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August 1, 2004

  date is later than the date on which payment would otherwise be made.

  (ii)
  Stock Option Grants. The Viacom Compensation Committee will award you a grant of stock options under the LTMIP for the 2005 calendar year and each subsequent calendar year during the Term; such awards will be made at the same time that the Restricted Units are awarded. The number of stock options to be granted will be determined by dividing the portion of the annual long-term compensation award to be derived from stock options by the Black-Scholes value on the date of grant. Each stock option will entitle you to purchase one (1) share of Viacom Class B Common Stock. The stock options will have a per share exercise price equal to the closing price of a share of Class B Common Stock on the date of grant on the NYSE (or, if different, the principal stock exchange on which the Class B Common Stock is then traded). The stock options will vest in four (4) equal installments on the first, second, third and fourth anniversaries of the date of grant assuming you are employed on the vesting date.

        4.     Benefits. You shall participate in such vacation, medical, dental, life insurance, long-term disability insurance, retirement and other plans as Viacom may have or establish from time to time and in which you would be entitled to participate under the terms of the plan. This provision, however, shall not be construed to either require Viacom to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

        5.     Business Expenses; Car Allowance. During your employment under this Agreement, Viacom shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to Viacom executives at comparable levels. You shall be entitled to a car allowance of One Thousand One Hundred Dollars ($1,100) per month, plus insurance for one car.

        6.     Non-Competition, Confidential Information, Etc.

        (a)   Non-Competition. You agree that your employment with Viacom is on an exclusive basis and that, while you are employed by Viacom, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer,

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August 1, 2004

employee, director, agent of or consultant for any business competitive with any business of Viacom, without the written consent of Viacom; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term; provided, however, that, if your employment terminates before the end of the Term, the Non-Compete Period shall terminate, if earlier, (i) one year after you terminate your employment for Good Reason or Viacom terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 6(j) (which relates to your ability to terminate your obligations under this paragraph 6(a) in exchange for waiving your right to certain compensation and benefits); or (ii) eighteen (18) months after Viacom terminates your employment for Cause. (Good Reason and Cause have the meanings provided in paragraphs 8(a) and (b).)

        (b)   Confidential Information. You agree that, during the Term or at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of Viacom, or disclose to any third party, any information relating to Viacom or any of its affiliated companies which is proprietary to Viacom or any of its affiliated companies ("Confidential Information"), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with Viacom's policies); and (ii) you will comply with any and all confidentiality obligations of Viacom to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

        (c)   No Solicitation, Etc. You agree that, during the Term and for one (1) year thereafter, you shall not, directly or indirectly:

  (i)
  employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of its affiliated companies; or

  (ii)
  interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of Viacom or any of its affiliated companies with any customer, supplier or consultant.

Robert M. Bakish
August 1, 2004

        (d)   Viacom Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with Viacom and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and Viacom shall have the right to use the work in perpetuity throughout the universe in any manner Viacom determines in its sole discretion without any further payment to you. You shall, as may be requested by Viacom from time to time, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Chief Executive Officer or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by Viacom or any of its affiliated companies of any ownership rights to which Viacom or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.

  (e)
  Litigation.

  (i)
  You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, and except as may be required by law or legal process, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Viacom or any of its affiliated companies, other than any litigation or other proceeding in

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  which you are a party-in-opposition, without giving prior notice to Viacom or its counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify Viacom's counsel before providing any information or documents.

  (ii)
  You agree to cooperate with Viacom and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to Viacom's counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, Viacom will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

  (iii)
  Except as required by law or legal process, you agree that you will not testify in any lawsuit or other proceeding which directly or indirectly involves Viacom or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by Viacom or any of its affiliated companies. In all events, you shall give advance notice of such testimony promptly after you become aware that you maybe required to provide it. Viacom expressly reserves its attorney-client and other privileges except if expressly waived in writing.

        (f)    No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by Viacom, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Viacom or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

Robert M. Bakish
August 1, 2004

        (g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliated companies shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to Viacom or any of its affiliated companies at the time of or subsequent to the termination of your employment with Viacom; and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

        (h) Non-Disparagement. You agree that, during the Term and for one (1) year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of Viacom or any of its affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of Viacom or any of its affiliated companies or any of their respective directors or senior officers, and Viacom agrees that its senior officers at the level of Senior Vice President or above shall not, for the same period of time, criticize, ridicule or make any statements which disparage or are derogatory of you in any communications with the press or other media or any customer, client or supplier of Viacom or any of its affiliated companies.

        (i) Injunctive Relief. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

        (j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or Viacom terminates your employment without Cause and you notify Viacom in writing that you have elected to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 8(d)(i) through (vi) and/or 8(e). You and Viacom agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Viacom

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August 1, 2004

that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.

        7.     Disability. In the event that you become "disabled" within the meaning of such term under Viacom's Short-Term Disability ("STD") program and its Long-Term Disability ("LTD") program during the Term (such condition is referred to as a "Disability"), you will receive compensation under the STD program in accordance with its terms. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. If you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

  (i)
  for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with paragraph 3(b) and prorated for such period; and

  (ii)
  for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and (b). You will also be entitled to the following with respect to your stock options and restricted share units:

  (i)
  LTMIP stock options granted before the Start Date that are vested on the date on which you become eligible to receive benefits under the LTD program, will be exercisable for the period provided in the stock option agreements or certificates for such options which is three (3) years after the date on

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    which benefits commence under the LTD program for options granted on or after January 31, 2001 and one (1) year after the date on which LTD benefits commence for options granted before January 31, 2001 but not, in either case, beyond the expiration date of the stock options;

  (ii)
  LTMIP stock options granted on or after the Start Date and before the date on which you become eligible to receive benefits under the LTD program that are vested as of such date, or that would have vested and become exercisable on or before the last day of the Term, will be exercisable for three (3) years after the date on which benefits commence under the LTD program or, if earlier, the expiration date of the stock options; and

  (iii)
  all unvested restricted share units granted to you prior to the date on which you become eligible to receive benefits under the LTD program that would have vested during the Term will vest on the date on which benefits commence under the LTD program and payment for such restricted share units will be made shortly after such date or such payment will be deferred in accordance with the election that you made prior to the time of grant.

        8.     Termination.

        (a)   Termination for Cause. Viacom may, at its option, terminate your employment under this Agreement forthwith for Cause and thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits. Cause shall mean: (i) embezzlement, fraud or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of Confidential Information; (iii) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (iv) your material breach of this Agreement; or (v) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement. Viacom will give you written notice prior to terminating your employment pursuant to (iii), (iv) or (v) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv) or (v) of this paragraph 8(a); provided, however, that, if Viacom reasonably expects irreparable injury from a delay of ten (10) business days,

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Viacom may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

        (b)   Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to Viacom no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given; provided, that Viacom may set an effective earlier date for your resignation at any time after receipt of your notice. Viacom shall have ten (10) business days from the giving of such notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Disability): (i) the assignment to you of duties or responsibilities substantially inconsistent with your position(s) or duties; (ii) the withdrawal of material portions of your duties described in paragraph 2 (subject to the proviso set forth at the end of this paragraph 8(b)); (iii) the material breach by Viacom of its material obligations under this Agreement; or (iv) the relocation of your position outside of the New York metropolitan; provided, that it is agreed that the sale or other disposition of one or more business units for which you are responsible shall not constitute Good Reason.

        (c)   Termination Without Cause. Viacom may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you.

        (d)   Termination Payments/Benefits. In the event that your employment terminates under paragraph 8(b) or (c), you shall thereafter receive the following:

  (i)
  your Salary, as in effect on the date on which your employment terminates, until the end of the Term, paid in accordance with Viacom's then effective payroll practices;

  (ii)
  bonus compensation for the calendar year in which such termination occurs, payable by February 28th of the following year, determined as follows:

  (x)
  for the portion of the calendar year from January 1st until the date of the termination, bonus compensation shall be determined in accordance with paragraph 3(b) and prorated for such period; and

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    (y)
    for the remaining portion of such calendar year during the Term, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period;

  (iii)
  bonus compensation for each subsequent calendar year or portion thereof during the Term, in an amount equal to your Target Bonus, prorated for any partial calendar year and payable by February 28th of the following year;

  (iv)
  your car allowance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

  (v)
  medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to benefit plans determined by Viacom until the end of the Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party; provided, that, during the period that Viacom provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and Viacom may withhold taxes from your compensation for this purpose; and provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;

  (vi)
  life insurance coverage until the end of the Term pursuant to Viacom's then-current policy in the amount then furnished to Viacom employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer);

  (vii)
  LTMIP stock options granted before the Start Date that are vested on the date of such termination of your employment, or the would have vested and become exercisable on or before the last day of the Term, will be exercisable for six (6) months after the date of such termination or, if earlier, the expiration date of such stock options;

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  (viii)
  LTMIP stock options granted on or after the Start Date that are vested on the date of such termination of your employment, or that would have vested and become exercisable on or before the last day of the Term, will be exercisable for the following period after the date of such termination or, if earlier, the expiration date of such stock options:
(x)	six (6) months after the date of such termination, if the termination occurs before the first anniversary of the Start Date;
(y)
one (1) year after the date of such termination, if the termination occurs during the period beginning on the first anniversary of the Start Date and ending on the second anniversary of the Start Date; and
(z)	two (2) years after the date of such termination, if the termination occurs on or after the second anniversary of the Start Date; and
  (ix)
  all unvested restricted share units granted before the termination of your employment that would have vested during the Term will vest on the date of such termination and payment will be made promptly after such date or will be deferred in accordance with the election that you made prior to the time of grant; provided, that, in either case, payment will be deferred until the date determined in accordance with paragraph 19, if such date is later than the date on which payment would otherwise be made.

You shall be required to mitigate the amount of any payment provided for in (i), (ii), (iii) and (iv) of this paragraph 8(d) by seeking other employment, and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, car allowance and, in the event you receive long-term compensation with a present value, as reasonably determined by Viacom, greater than you would likely have received from Viacom during a comparable period (based on historical grants of long-term compensation during your service with Viacom and Viacom's practices with respect to your position, and prorating the value of such long-term compensation over the term of service required to vest therein), in each case as reasonably determined by Viacom, the amount of such excess; provided that mitigation shall not be required, and no reduction for other compensation shall be made, for twelve (12) months after the termination of your employment or, if less,

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the balance of the Term. The payments provided in (i) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist.

  (e)
  Non-Renewal Notice/Payments.

  (i)
  If (x) Viacom notifies you that it has elected not to extend or renew this Agreement (such notice is referred to as a "Non-Renewal Notice") less than twelve (12) months before the end of the Term or does not give you a Non-Renewal Notice and (y) your employment terminates under paragraph 8(b) or (c) less than twelve (12) months before the end of the Term, you shall continue to receive your then-current Salary for the balance of the twelve (12) months from the date on which the Non-Renewal Notice is given or the date on which your employment terminates, whichever is earlier.

  (ii)
  If Viacom does not give you a Non-Renewal Notice by the end of the Term and you remain employed through that date but have not entered into a new contractual or employment relationship with Viacom or any of its affiliated companies, and Viacom terminates your employment without Cause at the end of the Term or within twelve (12) months after the end of the Term, you shall continue to receive your then-current Salary for the balance, if any, of the twelve (12) months after the expiration of the Term.

Notwithstanding the foregoing, you shall not receive Salary under this paragraph 8(e) with respect to any period for which you receive Salary under paragraph 3(a) or 8(d)(i) or otherwise. Payments under this paragraph 8(e) shall be made, less applicable withholding taxes, in accordance with Viacom's then effective payroll practices. You shall be required to mitigate the amount of any payment under this paragraph 8(e) by seeking other employment, and the amount of any such payment shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, car allowance and, in the event you receive long-term compensation with a present value, as reasonably determined by Viacom, greater than you would likely have received from Viacom during a comparable period (based on historical grants of long-term compensation during your service with Viacom and Viacom's practices with respect to your position, and prorating the value of such long-term compensation over the term of service required to vest therein), in each case as reasonably determined by Viacom, the amount of such excess. The payments

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provided for in this paragraph 8(e) are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist.

        (f)    Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical and dental benefits and life insurance), participation in all Viacom benefit plans and programs (including, without limitation, vacation accrual, car insurance, all retirement and the related excess plans, LTD and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTMIP and, after the termination of your employment, your rights under the LTMIP shall be governed by the terms of the LTMIP option and restricted share unit agreements or certificates and the applicable LTMIP plans together with paragraphs 8(d)(vii), (viii) and (ix).

        (g)    Resignation from Official Positions. If your employment with Viacom terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with Viacom or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of Viacom. If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of Viacom, any documents or instruments which Viacom may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of Viacom to execute any such documents or instruments as your attorney-in-fact.

        9.    Death. In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate shall receive (i) your Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) bonus compensation for the calendar year in which the death occurs, determined in accordance with paragraph 3(b) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year. In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 8(d) or (e), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(d)(i) or 8(e) up to the date on which the death occurs; (y) any bonus compensation earned under paragraph 8(d)(ii) or (iii) with respect to the prior year but not yet paid; and (z) any bonus compensation for the calendar year in which the death occurs, determined in accordance with paragraph 8(d)(ii) or (iii) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year.

Robert M. Bakish
August 1, 2004

In addition, your beneficiary or estate shall be entitled to the following with respect to your stock options and restricted share units:

  (i)
  all LTMIP stock options granted before your Start Date that are vested on the date of death will be exercisable for the period provided in the stock option agreement or certificate for such options which is two (2) years after the date of death for options granted on or after January 31, 2001 and one (1) year for options granted before that date but not, in either case, beyond the expiration date for such stock options;

  (ii)
  all LTMIP stock options granted on or after your Start Date and before the date of death that are vested on the date of death, or that would have vested and become exercisable on or before the last day of the Term but for your death, will be exercisable for two (2) years after the date of death, or, if earlier, the expiration date of such stock options; and

  (iii)
  all unvested restricted share units granted prior to the date of death that would have vested during the Term will vest on the date of death and payment for such restricted share units will be made to your beneficiary or estate shortly after the date of death.

        10.    No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliated companies.

        11.    Equal Opportunity Employer; Viacom Business Conduct Statement. You recognize that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Viacom Business Conduct Statement.

        12.    Notices. All notices under this Agreement must be given in writing, by personal delivery or by mail, at the parties' respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of Viacom, to the attention of the General Counsel of Viacom. Any

Robert M. Bakish
August 1, 2004

notice given by mail shall be deemed to have been given three days following such mailing.

        13.    Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliated company of or any successor in interest to Viacom.

        14.    New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in New York, and your employment duties are primarily performed in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your Viacom employment shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action arising out of or relating to this Agreement or any aspect of the employment relationship to which it relates shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan.

        15.    No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

        16.    Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

        17.    Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

        18.    Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by Viacom or any of its affiliated companies.

        19.    Deductions and Withholdings, Payment of Deferred Compensation. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any

Robert M. Bakish
August 1, 2004

benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law. Notwithstanding any other provision of this Agreement to the contrary, no payment for any restricted share units or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Internal Revenue Code of 1986, as amended, or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof.

        If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of Viacom; after this Agreement has been executed by Viacom and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,
VIACOM INC.
By:
/s/ WILLIAM A. ROSKIN
	Name:	William A. Roskin
	Title:	Senior Vice President, Human Resources and Administration
ACCEPTED AND AGREED:
/s/ ROBERT M. BAKISH Robert M. Bakish
Dated:	December 1, 2004